SCHEDULE 14A INFORMATION

           Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to ss.240.14a-11(c) or ss.240.14a-12

                                    FOOTSTAR
                ------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


    ------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:*

        ------------------------------------------------------------------------

     4) Proposed maximum aggregate value of transaction:

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[ ]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)  Amount Previously Paid:

         -------------------------------------------------------

     2)  Form, Schedule or Registration Statement No.:

         -------------------------------------------------------

     3)  Filing Party:

         -------------------------------------------------------

     4)  Date Filed:

         -------------------------------------------------------

                                [FOOTSTAR LOGO]

                   933 MACARTHUR BOULEVARD, MAHWAH, N.J. 07430


                             ----------------------


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS


                             ----------------------

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Footstar, Inc., a Delaware corporation (the "Corporation"), will be held at the offices of the Corporation's headquarters at 933 MacArthur Boulevard, Mahwah, New Jersey 07430, on Tuesday, May 12, 1998, at 10:00 A.M. local time, for the following purposes:

          1. To elect two directors to hold office for a term expiring in 2001;

          2. To ratify the appointment of KPMG Peat Marwick LLP as the Corporation's auditors; and

          3. To consider and transact such other business as may properly come before the Annual Meeting or any postponements or adjournments thereof.

     Stockholders of record at the close of business on April 1, 1998 are entitled to notice of and to vote at the Annual Meeting or at any postponements or adjournments thereof.

                                            By order of the Board of Directors.
                                            FOOTSTAR, INC.

                                            MAUREEN RICHARDS
                                            Vice President and Secretary

Dated: April 7, 1998

--------------------------------------------------------------------------------

YOUR VOTE IS IMPORTANT. TO ASSURE YOUR REPRESENTATION AT THE MEETING, PLEASE COMPLETE THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING.

--------------------------------------------------------------------------------

                                 [FOOTSTAR LOGO]


                                 ---------------

                         ANNUAL MEETING OF STOCKHOLDERS

                             TO BE HELD MAY 12, 1998

                               -------------------


                                 PROXY STATEMENT

     This Proxy Statement is being furnished to the stockholders of Footstar, Inc., a Delaware corporation ("Footstar" or the "Corporation"), in connection with the solicitation of proxies by the Board of Directors of the Corporation (the "Board") for use at the Annual Meeting of Stockholders of the Corporation to be held on Tuesday, May 12, 1998, at 10:00 A.M. local time, at the offices of the Corporation, 933 MacArthur Boulevard, Mahwah, New Jersey 07430, and at any and all postponements or adjournments thereof (the "Meeting"). At the Meeting, stockholders are being asked to consider and vote on (1) the election of two directors to hold office for a term expiring in 2001 and (2) the ratification of the appointment of KPMG Peat Marwick LLP as the Corporation's auditors.

     This Proxy Statement, Notice of Meeting and accompanying proxy card are first being mailed to stockholders on or about April 7, 1998.

                                     GENERAL

     The holders of shares of Common Stock of record at the close of business on April 1, 1998 are entitled to vote such shares at the Meeting. The presence in person or by proxy of the holders of a majority of the shares outstanding on the record date is necessary to constitute a quorum for the transaction of business.

     Each stockholder is entitled to one vote, in person or by proxy, for each share of Common Stock held as of the record date on each matter to be voted on at the Meeting. Directors are elected by the affirmative vote of a plurality of the votes cast at the Meeting. The proposal to ratify the appointment of the auditors requires the affirmative vote of a majority of shares present in person or represented by proxy at the Meeting and entitled to vote.

     Proxies for shares marked "abstain" on a matter will be considered to be represented at the Meeting, but not voted for such purposes. Broker non-votes, that is, shares registered in the names of brokers or other "street name" nominees for which proxies are voted on some but not all matters, will be considered to be represented at the Meeting but will be considered to be voted only as to those matters actually voted on.

     Shares of Common Stock represented by a proxy received in time for the Meeting and properly executed will be voted as specified in the proxy, unless the proxy has previously been revoked. UNLESS CONTRARY INSTRUCTIONS ARE GIVEN IN THE PROXY, IT WILL BE VOTED BY THE PERSONS DESIGNATED IN THE PROXY FOR THE ELECTION OF THE BOARD'S NOMINEES FOR DIRECTOR, FOR RATIFICATION OF THE APPOINTMENT OF KPMG PEAT MARWICK LLP AS THE CORPORATION'S AUDITORS AND, WITH RESPECT TO ANY OTHER MATTERS PROPERLY SUBMITTED TO STOCKHOLDERS AT THE MEETING, AS RECOMMENDED BY THE BOARD OR, IF NO SUCH RECOMMENDATION IS GIVEN, IN THEIR DISCRETION.

     A proxy may be revoked by filing with the Secretary of the Corporation, prior to the exercise of such proxy, either a written revocation of that proxy or a new proxy bearing a later date. A proxy may also be revoked by filing a written notice of revocation with the Secretary of the Meeting prior to the voting of the proxy. The presence of a stockholder at the Meeting will not in itself constitute revocation of a proxy.

     This proxy solicitation is being made on behalf of the Corporation and the expense of preparing, printing and mailing this Proxy Statement and proxy is being paid by the Corporation. The Corporation has retained Morrow &

Co. to assist it in the solicitation of proxies for a fee of $4,500 plus out-of-pocket expenses. In addition, solicitations may be made in person or by mail, telephone, telegraph or telefax, by the directors, officers and regularly engaged employees of the Corporation, without extra compensation. The Corporation will reimburse banks, brokers and other custodians, nominees and fiduciaries for their costs in sending proxy materials to the beneficial owners of Common Stock.

                                   PROPOSAL 1

                              ELECTION OF DIRECTORS

     General. The Board of Directors currently consists of seven members and is divided into three classes of approximately equal size. Directors are generally elected for three-year terms on a staggered term basis, so that the term of office of one class will expire each year and the terms of office of the other classes will extend for additional periods of one and two years, respectively. This year's nominees each have been nominated to serve for a three-year term expiring in the year 2001. The Corporation has inquired of each nominee and determined that he will serve if elected.

     The names of the nominees for election, the directors whose terms extend beyond the Meeting and certain information about each of them are set forth in the tables below. The Board of Directors recommends that stockholders vote "FOR" the Corporation's nominees for director.

            TABLE I--NOMINEES FOR ELECTION AT THE 1998 ANNUAL MEETING


NAME, AGE AND                                                                                        DIRECTOR             TERM
POSITION WITH FOOTSTAR                   PRINCIPAL OCCUPATION DURING PAST FIVE YEARS                   SINCE            EXPIRING
----------------------                   -------------------------------------------                   -----            --------

Robert A. Davies, III, 62 .............. President, Chief Executive Officer and                          --               2001
                                           Director of Church & Dwight Co., Inc.;
                                           from 1990 to 1995, President of the Arm &
                                           Hammer division of Church & Dwight.
                                           Mr. Davies also serves as a director of DSLT,
                                           Inc. (previously known as Diamond Crystal
                                           Salt, Inc.)

Terry R. Lautenbach, 59 ................ A retired Senior Vice President of IBM                        1996               2001
                                           Corporation. Mr. Lautenbach is also a
                                           director of CVS Corporation, Air Products
                                           Corp., Varian Associates, Inc., and a Trustee
                                           of Loomis-Sayles Mutual Funds.

       TABLE II--DIRECTORS WHOSE TERMS CONTINUE BEYOND THIS ANNUAL MEETING


NAME, AGE AND                                                                                        DIRECTOR             TERM
POSITION WITH FOOTSTAR                   PRINCIPAL OCCUPATION DURING PAST FIVE YEARS                   SINCE            EXPIRING
----------------------                   -------------------------------------------                   -----            --------

George S. Day, 60 ...................... Geoffrey G. Boisi Professor of Marketing                      1996               1999
                                           and Director of Huntsman Center for Global
                                           Competition and Innovation at The Wharton
                                           School, University of Pennsylvania; consultant
                                           to corporations including AT&T, Eastman
                                           Kodak, General Electric, Northern Telecom
                                           and IBM Corporation.

NAME, AGE AND                                                                                        DIRECTOR             TERM
POSITION WITH FOOTSTAR                   PRINCIPAL OCCUPATION DURING PAST FIVE YEARS                   SINCE            EXPIRING
----------------------                   -------------------------------------------                   -----            --------

Stanley P. Goldstein, 63 ............... Chairman of CVS Corporation and prior                         1996               2000
                                           thereto, Chairman and Chief Executive
                                           Officer of CVS and Melville Corporation (CVS's
                                           predecessor). Mr. Goldstein also serves as
                                           a director of Bell Atlantic Corporation and
                                           Linens 'n Things, Inc.

Bettye Martin Musham, 65 ............... President and Chief Executive Officer of                      1996               1999
                                           Gear Holdings, Inc., which she co-founded
                                           in 1977. Ms. Martin Musham also serves as a
                                           director of Brunswick Corporation, Consolidated
                                           Communications, Inc., Peace Links and the
                                           World Service Council of the YMCA of
                                           the USA.

Kenneth S. Olshan, 65 .................. Chairman and Chief Executive Officer of Wells                 1996               1999
                                            Rich Greene BDDP until October 1995.
                                            Mr. Olshan also serves as a director of
                                            Saatchi & Saatchi PLC, and WellGen, Inc.
                                            and as a Trustee of the Central Park Conservancy.

J.M. Robinson, 52 ....................... Chairman of the Board, Chief Executive Officer                1996               2000
                                            and President of the Corporation. Prior to October
                                            1996, Mr. Robinson was President and Chief
                                            Executive Officer of the Meldisco Division of
                                            Melville Corporation.

     Committees of the Board of Directors. The Board of Directors held seven meetings in 1997. The Board has an Audit Committee, a Corporate Governance Committee and a Compensation Committee. The Directors serving on all of these committees are independent, non-employee directors.

     The Audit Committee held five meetings during 1997. The main purpose of the Audit Committee is the oversight of the financial reporting process, the system of internal controls and the audit process. The duties of the Audit Committee, among others, are (i) to consider the adequacy of the accounting and internal control systems, (ii) to oversee the audit function, (iii) to review annual consolidated financial statements, (iv) to institute, direct and supervise special investigations, (v) to recommend to the Board the appointment of independent auditors, (vi) to review non-audit services provided by the independent auditors, (vii) to review the Corporation's Code of Conduct, including its conflict of interest policy and compliance procedures, and (viii) to report to the Board from time to time and make such recommendations and observations as it sees fit.

     The members of the Audit Committee are:

            George S. Day, Chair
            Kenneth S. Olshan
            M. Cabell Woodward, Jr.(1)

----------

(1) Mr. Woodward will be retiring from the Board of Directors as of May 12, 1998.

     The Corporate Governance Committee held two meetings during 1997. The duties of the Corporate Governance Committee are (i) to nominate, in concert with the Chairman of the Board of Directors, any new director for election to the Board, (ii) to report annually to the Board an assessment of the Board's performance, (iii) to review with the Board the criteria it believes appropriate for Board membership and (iv) to recommend to the Board guidelines on corporate governance. The Corporation's Bylaws establish an advance written notice procedure for stockholders seeking to nominate candidates for election as directors at any Annual Meeting of Stockholders. See "Stockholder Proposals and Nominations for the 1999 Meeting," on page 13 of this proxy statement. Alternatively, the Corporate Governance Committee will consider nominating persons recommended to the Committee by stockholders; the Committee, however, does not have any formal procedure to be followed by stockholders in submitting such recommendations.

     The members of the Corporate Governance Committee are:

            Kenneth S. Olshan, Chair
            Stanley P. Goldstein
            Bettye Martin Musham

     The Compensation Committee held four meetings during 1997. The duties of the Compensation Committee are (i) to establish policies governing, and to implement, administer and interpret all aspects of, compensation of all officers and other key executives of the Corporation and its subsidiaries whose base salaries are $150,000 or greater, and other employees designated by the Committee as key executives of the Corporation and its subsidiaries, (ii) to have the same responsibilities with respect to compensation of non-employee directors, except that determinations and actions which are non-ministerial are subject to approval of the full Board and (iii) in connection with the foregoing, to establish and administer the Corporation's compensation and benefit policies, plans and programs other than health and welfare plans generally available to employees.

     The members of the Compensation Committee are:

            Bettye Martin Musham, Chair
            George S. Day
            Terry R. Lautenbach

            STOCK OWNERSHIP OF MANAGEMENT AND PRINCIPAL STOCKHOLDERS

     The following table sets forth certain information as to beneficial ownership of the outstanding Common Stock of the Corporation as of April 1, 1998, by each person known to the Corporation to own beneficially more than 5% of the outstanding Common Stock, by each director and nominee for director of the Corporation, by each of the named executive officers listed in the Summary Compensation Table (the "Named Officers"), and by all Named Officers and directors of the Corporation as a group. To the Corporation's knowledge, except as otherwise indicated, all persons listed below have sole voting and investment power with respect to such shares.


                                                                                    NUMBER OF COMMON SHARES
  NAME OF BENEFICIAL OWNER                                                            BENEFICIALLY OWNED(1)        PERCENT OF CLASS*
  ------------------------                                                           ----------------------        ----------------

Directors and Named Officers:
 J.M. Robinson .............................................................                 171,220(2)                   *
 Carlos E. Alberini ........................................................                  60,203(2)                   *
 Maureen Richards ..........................................................                  23,486(2)                   *
 Donald V. Roach ...........................................................                  15,219(2)                   *
 Robert A. Davies, III .....................................................                     --                      --
 George S. Day .............................................................                   6,095(3)                   *
 Stanley P. Goldstein ......................................................                  52,291(4)                   *
 Terry R. Lautenbach .......................................................                  10,417(3)                   *
 Bettye Martin Musham ......................................................                   2,347(3)                   *
 Kenneth S. Olshan .........................................................                   4,691(3)                   *
 All Named Officers and
   Directors as a group (10 persons) .......................................                 345,969(2,3,4)              1.24%

5% Stockholders:
 FMR Corporation,
 Edward C. Johnson, 3d and
 Abigail P. Johnson (5)
  82 Devonshire Street
  Boston, MA 02109 .........................................................               3,392,978                    12.17%

 Franklin Resources, Inc. (6)
  777 Mariners Island Blvd .................................................
  San Mateo, CA 94403-777 ..................................................               1,789,100                     6.42%

 Sasco Capital, Inc. (7)
  10 Sasco Hill Road
  Fairfield, CT 06430 ......................................................               2,762,185                     9.91%

----------

NOTES:

* Less than one percent (1%); percentages shown are based on 27,872,207 shares outstanding which is the number of shares outstanding as of January 3, 1998.

(1) Beneficially owned shares include shares over which the named person exercises either sole or shared voting power or sole or shared investment power. It also includes shares owned (i) by a spouse, minor children or by relatives sharing the same home, (ii) by entities owned or controlled by the named person, and (iii) by other persons if the named person has the right to acquire such shares within 60 days by the exercise of any right or option. Unless otherwise noted, all shares are owned of record and beneficially by the named person.

(2) Of the shares shown, 68,674, 30,788, 16,483 and 12,628 for Mr. Robinson, Mr. Alberini, Ms. Richards and Mr. Roach, respectively, are not owned of record but constitute restricted or deferred shares under the Corporation's Deferred Compensation Plan. A majority of such shares are subject to forfeiture if the executive does not continue to be employed by the Corporation for five years from the date of grant. The amounts shown also include the following currently exercisable stock options: Mr. Robinson, 54,000; Mr. Alberini, 22,000; Ms. Richards, 6,000; Mr. Roach, 1,400.

(3)  Of the shares shown 2,695, 2,458, 4,000, 2,347 and 4,691 for Messrs. Day,
     Goldstein, Lautenbach, Ms. Musham and Mr. Olshan, respectively, are not owned of record but constitute deferred shares. Each director has the right to receive these shares either at the later of ceasing to be a director or attaining the age of 65 or if voluntarily deferred, until the time elected.

(4) Of the shares shown, 5,758 shares are owned by Mr. Goldstein's wife. Mr. Goldstein disclaims beneficial ownership of such shares.

(5) FMR Corp., Edward C. Johnson, 3d and Abigail P. Johnson (collectively, "FMR") filed on February 18, 1998 a statement with the Securities and Exchange Commission (the "SEC" or the "Commission") on Schedule 13G under the Securities Exchange Act of 1934 (the "Exchange Act"), disclosing beneficial ownership of 3,392,978 shares of Common Stock. Of such amount FMR has sole voting power with respect to 229,551 shares.

(6) Franklin Resources, Inc. filed a statement with the SEC dated February 3, 1998 on Schedule 13G under the Exchange Act disclosing beneficial ownership of 1,789,100 shares of Common Stock.

(7) Sasco Capital Incorporated filed a statement with the SEC dated January 30, 1998 on Schedule 13G under the Exchange Act, disclosing beneficial ownership of 2,762,185 shares of Common Stock and sole voting power with respect to 1,645,779 of such shares.

                             EXECUTIVE COMPENSATION

     Summary Compensation Table. The following table summarizes all compensation awarded to, earned by or paid to the four named key-policy making officers of the Corporation (the "Named Officers") for all services rendered to the Corporation and its subsidiaries during the Corporation's fiscal year ended January 3, 1998 and the partial fiscal year ended December 28, 1996, the year Footstar began operation as an independent, publicly-held company.


                           SUMMARY COMPENSATION TABLE


                                                                                                       LONG TERM COMPENSATION
                                                                                                      ------------------------
                                                             ANNUAL COMPENSATION                               AWARDS
                                                   ---------------------------------------             -----------------------
               (A)                    (B)          (C)               (D)             (E)                 (F)              (G)
                                                                                    OTHER            RESTRICTED/       NUMBER OF
                                                                                   ANNUAL             DEFERRED        SECURITIES
                                    FISCAL                                      COMPENSATION            STOCK         UNDERLYING
NAME AND PRINCIPAL POSITION          YEAR      SALARY ($)         BONUS ($)          ($)             AWARD(S)($)   OPTIONS/SARS (#)
---------------------------         ------     ----------         ---------     ------------         -----------   ----------------

  J.M. Robinson, Chairman of         1997        637,500           250,250        457,025(2)          644,588(3)        150,000
   the Board, Chief Executive        1996        600,000(1)        480,000                            720,000(4)        120,000
   Officer and President

  Carlos E. Alberini, Senior         1997        335,000           104,720        167,820(2)          231,500(3)         50,000
   Vice President and Chief          1996        160,000(1)        102,400                            371,200(4)         60,000
   Financial Officer

  Maureen Richards, Vice             1997        210,500            57,673         61,185(2)           81,853(3)
   President, General Counsel        1996        100,000(1)         56,000                            228,000(4)         30,000
   and Corporate Secretary

  Donald V. Roach,                   1997        206,249            47,933         45,265(2)           60,998(3)         15,000
   Vice President and                1996        100,000(1)         48,000                            172,731(4)          7,000
   Corporate Controller




               (A)                           (H)

                                           ALL OTHER
                                            COMPEN-
NAME AND PRINCIPAL POSITION              SATION ($)(5)
---------------------------              -------------

  J.M. Robinson, Chairman of                 5,550
   the Board, Chief Executive                5,400
   Officer and President

  Carlos E. Alberini, Senior                12,300
   Vice President and Chief                  9,475
   Financial Officer

  Maureen Richards, Vice                     5,550
   President, General Counsel                5,400
   and Corporate Secretary

  Donald V. Roach,                           8,847
   Vice President and                        7,550
   Corporate Controller

----------

(1) These 1996 figures represent payments for the period beginning on January 1, 1996 and ending on December 31, 1996 for Mr. Robinson, and for the period beginning on July 1, 1996 and ending on December 31, 1996 for the other Named Officers. The annualized 1996 base salaries of Mr. Robinson, Mr. Alberini, Ms. Richards and Mr. Roach were $600,000, $320,000, $200,000 and $200,000, respectively.

(2) The amounts disclosed consist of the cash portion of a special bonus paid in April, 1997 as follows: Mr. Robinson, $250,000; Mr. Alberini $75,000; Ms. Richards, $12,500; and Mr. Roach, $7,500. The amounts in this column also include the one-half portion of the Career Equity Program (the Corporation's long term bonus plan described below in the "Compensation Committee's Report on Executive Compensation") award payable in cash for the cycle ended January 3, 1998 as follows: Mr. Robinson, $207,025; Mr. Alberini, $92,820; Ms. Richards, $48,685; and Mr. Roach, $37,765.

(3) These amounts include the following "match" by the Corporation in deferred shares (based on the fair market value of the Corporation's Common Stock on February 24, 1998 of $29.47, the date of such deferrals) of the voluntary deferral of 50% of the 1997 annual incentive bonuses payable to each of the Named Officers: Mr. Robinson 2,123 shares valued at $62,562; Mr. Alberini 888 shares valued at $26,180; Ms. Richards 489 shares valued at $14,418; Mr. Roach 407 shares valued at $11,983. The amounts shown also include the following deferred shares (based on the fair market value of the Corporation's Common Stock of $29.47 on February 24, 1998, the deferral date) awarded as part of the Corporation's Career Equity Plan, 50% of which vests in five years and the remaining 50% of which vests at retirement: Mr. Robinson 7,025 shares valued at $207,025; Mr. Alberini 3,150 shares valued at $92,820; Ms. Richards 1,652 shares valued at $48,685; and Mr. Roach 1,282 shares valued at $37,765. The amounts shown also include the following mandatory deferral and "match" of special bonuses paid in 1997 (based on the fair market value of $28.94 of the Corporation's Common Stock on April 1, 1997; the deferral date): Mr. Robinson 12,960 shares valued at $375,000; Mr. Alberini 3,888 shares valued at $112,500; Ms. Richards 648 shares valued at $18,750 and Mr. Roach 389 shares valued at $11,250.

(4) The amounts shown represent the value of shares of Footstar common stock underlying restricted stock units and deferred shares granted in 1996, in each case as valued as of the date of grant. On October 12, 1996, Mr. Robinson, Mr. Alberini, Ms. Richards and Mr. Roach were granted 28,409, 15,152, 9,470 and 7,102 shares of restricted stock units, respectively, with grant date values of $600,000, $320,000, $200,000 and $150,000, respectively. At January 3, 1998, each such officer continued to hold such restricted stock units which had year end market values of $763,492, $407,210, $254,506 and $214,462, respectively. These shares of restricted stock units are entitled to any dividends paid on the Corporation's Common Stock (the Corporation does not currently pay dividends). The amounts shown also include the following "match" by the Corporation in deferred shares (based on the fair market value of the Corporation's Common Stock on March 3, 1997, the date of such deferrals) of 1996 annual incentive bonuses deferred by each of the Named Officers: Mr. Robinson 4,637 shares valued at $120,000; Mr. Alberini 1,978 shares valued at $51,200; Ms. Richards 1,082 shares valued at $28,000 and Mr. Roach 878 shares valued at $22,731. At January 3, 1998, the value of these deferred share contributions were $124,619 for Mr. Robinson, $53,158 for Mr. Alberini, $29,079 for Ms. Richards and $23,596 for Mr. Roach. These deferred shares generally vest in five (5) years from the date of grant contingent upon continued employment with the Corporation.

(5) The amounts disclosed include the Corporation's contributions under the Corporation's 401(k) Profit Sharing Plan as well as $6,750 and $3,375 for Mr. Alberini and $3,374 and $1,687 for Mr. Roach each in 1997 and 1996, respectively, representing interest (calculated at 6.75% annually) which these executives might otherwise have had to pay on non-interest bearing loans granted by the Corporation. See "Certain Transactions with Related Parties" for additional information regarding Mr. Alberini's loan.

     Option Grants in Last Fiscal Year. The table below shows information regarding grants of stock options made to the Named Officers during fiscal 1997. The amounts shown for each of the Named Officers as potential realizable values are based on arbitrarily assumed annualized rates of stock price appreciation of five percent and ten percent over the full ten year term of the options, which would result in Common Stock prices of approximately $50 and $80, respectively. These potential realizable values are based solely on arbitrarily assumed rates of appreciation specified in applicable SEC regulations. The Corporation is not aware of any model or formula which will determine with reasonable accuracy a present value for stock options. The actual before-tax amount, if any, realized upon the exercise of stock options will depend upon the excess, if any, of the market price of the Corporation's Common Stock over the exercise price per share of Common Stock of the stock option at the time the stock option is exercised. There is no assurance that the hypothetical present values of the stock options reflected in this table will be realized.

                    OPTION/SAR GRANTS IN LAST FISCAL YEAR(1)


                                                                                                           POTENTIAL REALIZABLE
                                                                                                              VALUE AT ASSUMED
                              NUMBER OF          % OF TOTAL                                                ANNUAL RATES OF STOCK
                             SECURITIES         OPTIONS/SARS                                              PRICE APPRECIATION FOR
                             UNDERLYING          GRANTED TO        EXERCISE OR                                 OPTION TERM ($)
                            OPTIONS/SARS        EMPLOYEES IN       BASE PRICE        EXPIRATION          ------------------------
        NAME                 GRANTED (#)         FISCAL YEAR         ($/SH)             DATE               5%                10%
        ----                 -----------         ----------          -------           -------           ------            ------

J.M. Robinson ...............  150,000               38               30.50          03/11/2007         2,877,193         7,291,372
Carlos E. Alberini ..........   50,000               13               30.50          03/11/2007           959,064         2,430,457
Maureen Richards ............    --                  --                --                --                --                --
Donald V. Roach .............   15,000                4               30.94          12/01/2007           298,470           746,256

----------

(1) Each option granted vests at the rate of 20% per year over a five year period beginning on the first anniversary of the date of grant.

     Option Exercises And Year-End Option Holdings. The following table shows information regarding option exercises during 1997 as well as 1997 year-end option holdings for each of the Named Officers.

               AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                      AND FISCAL YEAR-END OPTION/SAR VALUES


                                 SHARES                                   NUMBER OF SECURITIES             VALUE OF UNEXERCISED
                                ACQUIRED              VALUE              UNDERLYING UNEXERCISED                IN-THE-MONEY
                               ON EXERCISE          REALIZED           OPTIONS/SARS AT FY-END (#)         OPTIONS/SARS AT FY-END
     NAME                          (#)                 ($)             EXERCISABLE/UNEXERCISABLE        EXERCISABLE/UNEXERCISABLE
     ----                      -----------          --------           -------------------------        -------------------------

J.M. Robinson ...............      --                  --                    54,000/216,000                   138,120/552,480
Carlos E. Alberini ..........      --                  --                    22,000/88,000                     69,060/276,240
Maureen Richards ............      --                  --                     6,000/24,000                     34,530/138,120
Donald V. Roach .............      --                  --                     1,400/20,600                      8,057/32,228

     Supplemental Retirement Plan. The following table indicates the approximate amount of annual retirement income that would be payable under the Supplemental Retirement Plan for Select Senior Management of Footstar (the "Supplemental Retirement Plan"), including to each of the Named Officers, based on various assumptions as to compensation and years of service, assuming benefits are computed under a straight life annuity formula and retirement at age 60. The annual benefit will be reduced by the annualized value of any retirement or deferred profit sharing benefit paid or payable under any other plan maintained by the Corporation (excluding benefits attributable to contributions made by participants), and without offset for social security or other benefits.

                               PENSION PLAN TABLE


                                                     ESTIMATED ANNUAL RETIREMENT BENEFITS BASED ON SERVICE OF
                                               --------------------------------------------------------------------
COMPENSATION                                   10 YEARS            15 YEARS            20 YEARS            25 YEARS
------------                                   --------            --------            --------            --------

$  200,000 ..................................  $ 40,000            $ 60,000            $ 80,000            $100,000
$  400,000 ..................................  $ 80,000            $120,000            $160,000            $200,000
$  800,000 ..................................  $160,000            $240,000            $320,000            $400,000
$1,000,000 ..................................  $200,000            $300,000            $400,000            $500,000
$1,200,000 ..................................  $240,000            $360,000            $480,000            $600,000


     The Supplemental Retirement Plan is designed to provide competitive retirement benefits to selected executives with at least ten years of credited service. The normal retirement benefit commencing at age 60 is equal to 2% of the highest average three consecutive years' base salary plus target annual bonus for the executive in the preceding ten years, multiplied by the number of years of credited service with the Corporation (to a maximum of 25 years). In the case of retirement on or after age 55 but before age 60, a reduced benefit is provided. Except in the event of a change in control (as defined in the Supplemental Retirement Plan) or as provided in the Employment Agreements referred to below, no benefits are payable to an eligible executive who terminates employment prior to age 55 or prior to completing ten years of credited service. Benefits are generally payable in annual installments for the life of the executive, but other forms of payment of equivalent actuarial value may be elected.

     Compensation which may potentially be used to determine benefits for each of the Named Officers covered by the Supplemental Retirement Plan for 1997 equals the respective amounts shown in the Salary column of the Summary Compensation Table, plus the target amount of the Named Officer's annual incentive bonus. The amounts shown in the 1997 Bonus column of the Summary Compensation Table for the Named Officers are 33% lower than those target amounts. As of January 3, 1998, the estimated credited years of service under the Supplemental Retirement Plan for Messrs. Robinson, Alberini, Roach and Ms. Richards were 16, 1, 1 and 1 year(s), respectively. If a covered executive is terminated without cause or voluntarily terminates his or her employment for good reason (as each such term is defined in the Supplemental Retirement Plan) contemporaneously with or within two years following a change in control, benefits will be payable in a lump sum equal to the actuarial equivalent of the annual retirement benefit which would have been payable under the Supplemental Retirement Plan had the executive remained employed by the Corporation until the date when he or she would attain 10 years of service (or such later date as the executive would attain age 60), multiplied by a fraction in which the numerator is the executive's actual years of credited service (but not more than 10) and the denominator is 10 (thus reducing the benefit proportionately to the extent the executive's actual years of credited service are less than 10).

     Employment Agreements and Change in Control Agreements. The Corporation has entered into employment agreements (each referred to in this section individually as an "Employment Agreement" and collectively as the "Employment Agreements"), with Messrs. Robinson, Alberini, Roach and Ms. Richards, relating to their employment with the Corporation. The following briefly summarizes the principal terms of the Employment Agreements and the Change in Control Agreement.

     The period of employment under the Employment Agreements extends initially for three years (five years in the case of Mr. Robinson), subject to automatic one-year extensions at the end of the initial term unless either party gives notice of non-renewal at least 180 days prior to expiration of the term. The Employment Agreements generally provide for payment of an annual base salary that will be reviewed each year, but may not be decreased from the amount in effect in the previous year. The Employment Agreements also generally provide for (i) continued payment of base salary, incentive compensation, and other benefits for 36 months in the case of Mr. Robinson and for 18 months in the case of the other Named Officers (or 24 months in the case of a change in control) in the event the executive's employment is terminated other than a termination by the Corporation for "cause" or voluntarily by the executive without "good reason"; (ii) non-competition for a period of 18 months (36 months for Mr. Robinson) subsequent to termination for any reason other than by the executive for "good reason" or by the Corporation without "cause" following a "change in control"; (iii) other restrictive covenants including non-disclosure, non-solicitation of employees and availability for litigation support; (iv) participation in certain benefit plans and programs (including pension benefits, disability and life insurance, and medical benefits); (v) annual and long-term incentive compensation opportunities; and (vi) deferred compensation arrangements. Mr. Robinson's Employment Agreement provides that his target annual incentive and long-term incentive opportunities may not be less than 50% and 35%, respectively, of his base salary.

     A "change in control" is defined as (i) any person acquiring beneficial ownership of 25% or more of the outstanding Common Stock or the combined voting power of the Corporation's outstanding voting securities; (ii) the reorganization, merger, consolidation, complete liquidation or dissolution of the Corporation, sale or disposition of all or substantially all of the assets of the Corporation, or similar corporate transaction; or (iii) members of the Board serving at the effective date of the 1996 Incentive Compensation Plan, together with members first elected thereafter (excluding certain directors elected as a result of an actual or threatened election contest) with the approval of a majority of the original members and new members previously so approved, ceasing to constitute a majority of the Board. "Good reason" is defined generally as demotion, reduction in compensation, unapproved relocation in the case of Mr. Robinson (or other Named Officers following a change in control), material breach of the Employment

Agreement by the Corporation, or, in the case of Mr. Robinson, failure to extend the term of the Employment Agreement to his 60th birthday. "Cause" is defined generally as a breach of the restrictive covenants referred to in clause (iii) of the preceding paragraph, certain felony convictions, or willful acts or gross negligence that are materially damaging to the Corporation.

     If payments under the Employment Agreements or the Change in Control Agreement following a change in control are subject to the "golden parachute" excise tax, the Corporation will make an additional "gross-up" payment sufficient to ensure that the net after-tax amount retained by the executive (taking into account all taxes, including those on the gross-up payment) is the same as would have been the case had such excise tax not applied.

     The Employment Agreements obligate the Corporation to indemnify the executives to the fullest extent permitted by law, including the advancement of expenses, and provide that the Corporation generally will reimburse an executive for expenses incurred in seeking enforcement of the Employment Agreement, unless the executive's assertion of rights was in bad faith or frivolous. The Employment Agreement with Mr. Robinson relates to his employment as Chairman and Chief Executive Officer and his agreement to serve as a Director. The Employment Agreements with Mr. Alberini, Ms. Richards and Mr. Roach relate to their employment as senior executives of the Corporation.

     Director Compensation. Directors who are not receiving compensation as officers or employees of the Corporation or of any affiliate ("non-employee directors") are paid an annual retainer of $10,000 and a $1,000 fee for attendance at each meeting of the Board or any committee of the Board and a $2,500 fee for serving as a committee chair. Non-employee directors are also eligible to participate in the 1996 Non-Employee Director Stock Plan (the "1996 Director Plan"). Under the 1996 Director Plan, each non-employee director receives a one-time non-qualified option to purchase 2,000 shares of Common Stock at an exercise price equal to the fair market value of Common Stock on the grant date. Each option becomes exercisable in 20% increments on each of the first five anniversaries of the date of grant, and thereafter remains exercisable until the option expires.

     The 1996 Director Plan also provides for automatic grants of 2,000 stock units ("Stock Units") to each person who, at the close of business on the date of each annual meeting of the Corporation's stockholders, is a non-employee director. Each Stock Unit represents the right to receive one share of Common Stock at the end of a specified period. Fifty percent of such Stock Units vest six months and a day after the grant date, provided the non-employee director has not ceased to serve as a director for any reason other than death, disability, or retirement at or after attaining age 65, except that payment of such Stock Units will be accelerated in the event of a change in control. The remaining fifty percent of such Stock Units vest upon the later of ceasing to be a director or attaining age 65, provided that vesting of such Stock Units shall be accelerated in the event of death, disability, or a change in control.

     The 1996 Director Plan permits a non-employee director to elect to defer receipt of all or a portion of the shares otherwise deliverable in connection with Stock Units. The 1996 Director Plan also permits a non-employee director to elect to defer receipt of fees otherwise payable in cash, with such deferred amounts deemed invested in Stock Units.

                        COMPENSATION COMMITTEE REPORT ON
                               EXECUTIVE OFFICERS

     The Compensation Committee of the Board of Directors is comprised of three independent, non-employee directors. This Committee is responsible for establishing, implementing, administering and monitoring the Corporation's compensation strategy, policies and plans.

     Compensation Strategy. The Corporation's compensation strategy is based upon the premise that all of its associates are important to its success, with senior executives setting the direction of the business and having overall responsibility for its results. Because the Corporation operates in a highly competitive and difficult economic environment for retailers, the Committee has adopted compensation policies and plans intended to

     o    attract and retain high caliber individuals,

     o provide compensation opportunities that are fair and competitive with comparable organizations, as well as effective and tax efficient,

     o reward the creativity of its key executives in maximizing business opportunities, and

     o provide incentives to motivate key management based on achievement of both short and long term business objectives, strategic progress and the creation of stockholder value.

     To facilitate the Corporation's transition to a independent, publicly traded corporation following its spinoff from Melville Corporation in October, 1996, leading executive compensation consultants were retained to design an executive compensation program which was aligned with the Corporation's competitive marketplace and short and long term performance objectives. The compensation practices at 14 specialty retailers with revenues ranging from approximately $400 million to $3.8 billion were identified as comparable corporations with which the Corporation competes for talent. The companies that comprise this group are substantially different than the companies included in the S&P Retail Stores Composite referred to in the performance graph of this proxy statement. In the view of the Compensation Committee, the group of 14 specialty retailers that were selected is more representative for compensation review purposes.

     The Committee has implemented a compensation program that is comprised of annual and longer term financial incentives. Base salaries are positioned at approximately the 50th to 60th percentile and remuneration at approximately the 65th percentile of the peer group at target but with the opportunity for increased yields for superior results. Actual total remuneration levels may range well below or above target in any one year and over a period of years based on performance against annual and long term business objectives and total return to stockholders. The primary components of the compensation program are base salary, annual incentive awards, a career equity program and stock options.

     Base Salaries. The Committee reviews base salaries annually and considers increases based on corporate profitability, competitive salaries, position responsibility levels and individual qualifications and performance. In making pay decisions for key management including the Named Officers (other than the Chief Executive Officer), the Committee also takes into consideration the views and recommendations of the Chief Executive Officer. As a result of its review and strategy, the Compensation Committee increased the base salary of the Chief Executive Officer in 1997 to $650,000. The salaries of the other Named Officers were increased to reflect alignment to the 50th percentile of the peer group, as described above.

     Annual Incentive Awards. The Corporation's annual incentive program provides for cash bonuses based on performance relative to predetermined objectives approved by the Committee each year. As an added retention feature and to further align the interests of management and stockholders, executive officers and other members of key management may elect to defer receipt of up to 50% of their cash bonuses for five years in deferred shares of Common Stock and receive partial matching grants which vest upon completion of five years of continued employment, subject to accelerated vesting in certain events (the "STEP Program").

     Incentive awards at target performance range from 50% of base salary for the Chief Executive Officer and scale down depending on position responsibilities. Larger awards, up to a maximum of 200% of normal awards, are permitted if performance exceeds predetermined objectives. Smaller or no awards are made if performance falls below such objectives.

     Bonuses payable to the Chief Executive Officer and other Named Officers were based on the Corporation's earnings before Federal income taxes. The Chief Executive Officer's annual incentive award for 1997 was 77% of his normal award due to the Corporation's below target performance in meeting profit objectives. In addition, the Chief Executive Officer (and a select group of employees including the Named Officers) was awarded a special one-time bonus on April 1, 1997 of $500,000 one-half of which was mandatorily deferred under the Company's STEP program, in connection with the extraordinary savings achieved in discontinuing the Thom McAn business segment.

     Career Equity Program. As part of its long term incentive compensation arrangements, the Committee has implemented a Career Equity Program for executive officers and other key members of management. Three-year cycles begin each year with two shortened start-up cycles which began on October 1, 1996 with periods ending on December 31, 1997 and December 31, 1998, respectively. The value of such awards are determined by pre-established goals set by the Committee based on the Corporation's cumulative net income and return on average equity during each cycle. The target and maximum awards for the Chief Executive Officer have been set at 35% and

70% of base salary, respectively. Award payments are made in equal combinations of current cash and deferred shares of the Corporation's Common Stock, with one-half of the deferred shares vesting after five years of continued employment and one-half vesting at retirement, subject to accelerated vesting in certain events.

     For the shortened cycle ending December 31, 1997, the Career Equity Award for the Named Officers (including the Chief Executive Officer) and other participants was 182% of the targeted award based on the Corporation's outstanding performance in excess of pre-established goals.

     Stock Options. Stock options are granted to the Corporation's executive officers and over 100 other key employees to further align their interests with those of stockholders. Stock options are granted at an exercise price equal to the fair market value of the Corporation's Common Stock and are exercisable in five equal annual installments based on continued employment during the five-year period following the grant date, subject to accelerated vesting in certain events. These awards provide value to participants only when and to the extent that the fair market value of the Corporation's Common Stock appreciates over the fair market value on the date of grant. In 1997 as part of the special bonus in connection with the Thom McAn winddown, the Chief Executive Officer was granted an option to purchase 150,000 shares.

     Stock Ownership Guidelines In order to encourage management to have an ownership stake in the Corporation, in 1997 the Compensation Committee added voluntary stock ownership guidelines to the overall executive compensation program for the Chief Executive Officer and other key managers including the Named Officers. The Committee believes that executive stock ownership provides a meaningful link to stockholder interests and signifies a personal commitment from a management team to a company's long term success. These guidelines provide that over the next five years the Chief Executive Officer should attain an ownership interest in the Corporation's Common Stock of five times base salary and that the other key managers (including the Named Officers) attain an ownership interest of one to three times base salary.

     Compliance with Internal Revenue Code Section 162(m). Section 162(m) of the Internal Revenue Code (the "Code") generally disallows a tax deduction to public companies for compensation over $1 million paid to the Chief Executive Officer and the other four most highly compensated individuals who are executive officers as of the end of the year. Qualifying performance-based compensation is not subject to the deduction limit if certain requirements are met. It is the Committee's policy to preserve corporate tax deductions by qualifying compensation paid over $1 million to named executive officers. However, the Committee has retained the flexibility to approve compensation arrangements that it deems to be in the best interests of the Corporation and its stockholders that may not always qualify for full tax deductibility. All compensation paid by the Corporation in 1997 qualified for full tax deductibility and it is anticipated that all compensation to be paid in 1998 will also be fully deductible.

                                                Compensation Committee:


                                                Bettye Martin Musham, Chair
                                                George S. Day
                                                Terry R. Lautenbach

     PERFORMANCE GRAPH. The following graph provides an indicator of cumulative total stockholder returns, assuming reinvestment of any dividends ("Total Return") for the Corporation as compared with the Standard & Poor's 500 Stock Index and the Standard & Poor's Retail Stores Composite Index. The graph covers the period of time beginning on October 14, 1996, the date when Footstar's Common Stock was first traded on the New York Stock Exchange, through January 3, 1998.


               ---GRAPHICAL REPRESENTATION OF DATA TABLE BELOW---

                                                                                                COMPOUND
                                                                                                 ANNUAL
                                    10/14/96            12/28/96             1/3/98            RETURN RATE
                                    --------            --------             ------            -----------

Footstar, Inc. ....................  $100.0               124.4               131.1               24.9%
S&P 500 ...........................   100.0               108.0               141.7               33.1%
S&P Retail Stores Composite .......   100.0                97.3               136.6               29.1%


     Compensation Committee Interlocks and Insider Participation. The Compensation Committee of the Board of Directors is comprised of three outside independent directors, Bettye Martin Musham (Chair), George S. Day and Terry R. Lautenbach.

     Certain Transactions With Related Parties. The Corporation is a payee with respect to $100,000 of a relocation loan received by Mr. Alberini. The loan bears no interest and is to be forgiven if Mr. Alberini remains employed by the Corporation through May 2000 or is terminated by the Corporation prior to such time.

                                   PROPOSAL 2
                RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

     The Board of Directors has selected KPMG Peat Marwick LLP as the Corporation's independent auditors to make an examination of the accounts of the Corporation for the 1998 fiscal year. KPMG Peat Marwick LLP served as independent auditors for the Corporation for the 1997 fiscal year and prior. Representatives of KPMG Peat Marwick LLP are expected to be present at the Meeting and will be available to respond to appropriate questions and to make such statements as they may desire.

           STOCKHOLDER PROPOSALS AND NOMINATIONS FOR THE 1999 MEETING

     Any proposal of a stockholder intended to be presented at the Corporation's 1999 Annual Meeting of Stockholders, must be received by the Secretary of the Corporation, for inclusion in the Corporation's proxy statement, notice of meeting and proxy relating thereto not later than December 8, 1998.

     The Corporation's Bylaws establish an advance written notice procedure for stockholders seeking to nominate candidates for election as directors at any annual meeting of stockholders, or to bring business before an annual meeting of stockholders of the Corporation. The Bylaws provide that only persons who are nominated by, or at the direction of, the Board, or by a stockholder who has given timely written notice to the Secretary of the Corporation prior to the meeting at which directors are to be elected, will be eligible for election as directors of the Corporation. The Bylaws also provide that at any meeting of stockholders only such business may be conducted as has been brought before the meeting by, or at the direction of, the Board or, in the case of an annual meeting of stockholders, by a stockholder who has given timely written notice to the Secretary of the Corporation of such shareholder's intention to bring such business before such meeting. Under the Bylaws, for any such shareholder notice to be timely, such notice must be received by the Corporation in writing not less than 60 days nor more than 90 days prior to the meeting, or in the event that less than 70 days' notice or prior public disclosure of the date of the annual meeting is given or made to stockholders, to be timely, notice by the stockholder must be received not later than the close of business on the 10th day following the day on which such notice of the date of the meeting or such public disclosure was made. Under the Bylaws, a stockholder's notice must also contain certain information specified in the Bylaws.

                                  ANNUAL REPORT

     A COPY OF THE CORPORATION'S ANNUAL REPORT WAS MAILED TO ALL STOCKHOLDERS OF RECORD ON OR ABOUT APRIL 7, 1998. STOCKHOLDERS, UPON WRITTEN REQUEST TO THE INVESTOR RELATIONS DEPARTMENT OF THE CORPORATION, 933 MACARTHUR BOULEVARD, MAHWAH, NEW JERSEY 07430, MAY RECEIVE, WITHOUT CHARGE, A COPY OF THE CORPORATION'S ANNUAL REPORT ON FORM 10-K, INCLUDING THE FINANCIAL STATEMENTS AND FINANCIAL STATEMENT SCHEDULES, REQUIRED TO BE FILED WITH THE COMMISSION FOR THE 1997 FISCAL YEAR.

                                  OTHER MATTERS

     As of the date of this Proxy Statement, the Corporation knows of no business that will be presented for consideration at the Meeting other than the items referred to above. PROXIES IN THE ENCLOSED FORM WILL BE VOTED IN RESPECT OF ANY OTHER BUSINESS THAT IS PROPERLY BROUGHT BEFORE THE MEETING AS RECOMMENDED BY THE BOARD OF DIRECTORS OR, IF NO SUCH RECOMMENDATION IS GIVEN, IN THE DISCRETION OF THE PROXY HOLDERS.

                                    APPENDIX
                    (Pursuant to Rule 304 of Regulation S-T)

     1. Page 13 contains a description in tabular form of a graph entitled "Performance Graph" which represents the comparison of the cumulative total stockholder return on the Company's Common Stock against the cumulative total return of the Standard & Poor's 500 Index and the Standard & Poor's Retail Stores Composite Index for the period of each of the years commencing October 14, 1996 and ending January 3, 1998, which graph is contained in the paper format of this Proxy Statement being sent to Stockholders.

[FOOTSTAR LOGO]

                                      PROXY
                     FOR THE ANNUAL MEETING OF STOCKHOLDERS
                              TUESDAY, MAY 12, 1998
                  SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints J.M. ROBINSON and KENNETH S. OLSHAN and each of them, as Proxy, each with full power of substitution, to vote all of the stock of Footstar, Inc. ("Footstar" or the "Corporation") standing in the undersigned's name at the Annual Meeting of Stockholders of Footstar, to be held at the Corporation's headquarters, 933 MacArthur Boulevard, Mahwah, New Jersey on Tuesday, May 12, 1998 at 10:00 a.m., and at any adjournments or postponements thereof. The undersigned hereby revokes any and all proxies heretofore given with respect to such meeting.

     This proxy will be voted as specified hereon. If no choice is specified, the proxy will be voted FOR the nominees for Director listed hereon, and FOR ratification of the appointment of KPMG Peat Marwick LLP as the Corporation's auditors (the "Ratification"), all as described in the accompanying Proxy Statement.

                           (CONTINUED ON REVERSE SIDE)

--------------------------------------------------------------------------------
                              FOLD AND DETACH HERE

                                                        PLEASE MARK   [X]
                                                        YOUR VOTES AS
                                                        INDICATED IN
                                                        THIS EXAMPLE



     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE NOMINEES FOR DIRECTOR LISTED BELOW AND FOR THE RATIFICATION.

1.   ELECTION OF DIRECTORS FOR A TERM TO EXPIRE IN THE YEAR 2001

FOR the nominees                        WITHHOLD
listed to the right                     AUTHORITY
(except as marked                       to vote for all nominees
to the contrary)                        listed to the right

[ ]                                     [ ]

ROBERT A. DAVIES, III, TERRY R. LAUTENBACH

(INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below.)

----------------------------------------------------------------

2. RATIFICATION OF APPOINTMENT OF KPMG PEAT MARWICK LLP, AS DESCRIBED IN THE PROXY STATEMENT

         FOR       AGAINST       ABSTAIN

         [ ]       [ ]           [ ]

3. In their discretion, upon other matters as may properly come before the meeting.


Dated: ___________________________________, 1998

________________________________________________
                  Signature

________________________________________________
                  Signature

(Please sign exactly as your name appears. When signing as executor, administrator, guardian, trustee or attorney, please give your title as such. If signer is a corporation, please sign the full corporate name and then an authorized officer should sign his or her name and print his or her name and title below the signature. If the shares are held in joint names, all joint owners should sign.)

PLEASE COMPLETE, SIGN AND RETURN THIS PROXY IN THE ENCLOSED RETURN ENVELOPE.

--------------------------------------------------------------------------------
                              FOLD AND DETACH HERE